UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2008

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2008 (the “Separation Date”), the previously announced resignation of James J. Patterson from his position as the Senior Vice President and Chief Financial Officer of Schawk, Inc. (the “Company”) became effective.  Pursuant to the terms of a Separation Agreement and General Release (the “Separation Agreement”) entered into between Mr. Patterson and the Company on May 31, 2008, Mr. Patterson will continue to serve the Company in a consulting capacity for the period (the “Transition Period”) from June 1, 2008 through December 31, 2008 or such earlier date as may be mutually agreed between Mr. Patterson and the Company (the “Termination Date”).  During the Transition Period, Mr. Patterson will assist the Company up to eight hours per week with the transition of his responsibilities to his successor.  He will be paid a weekly salary of $1,200 for such services and be eligible to participate in the Company’s medical, dental and vision plans during the Transition Period.  Subject to a General Release and Waiver signed by Mr. Patterson not being revoked and ongoing compliance with the Separation Agreement, Mr. Patterson will receive a severance payment of $73,750, payable weekly in equal installments during the Transition Period in lieu of any earned severance otherwise earned under the Company’s severance plan.  All unexercised options which are held by Mr. Patterson and vested as of the Separation Date shall continue to be exercisable for a period of 90 days following the Termination Date, except 25,000 options granted to Mr. Patterson on February 23, 1999 which will expire on February 23, 2009.  The 4,100 shares of Restricted Stock granted to Mr. Patterson on August 8, 2006 will vest on August 8, 2009 as if Mr. Patterson were employed by the Company at that time.  All other equity awards that are unvested as of the Separation Date will be forfeited by Mr. Patterson.  Mr. Patterson also agreed to certain covenants in connection with the termination of his employment, including non-solicitation provisions for a period of one-year from the Termination Date.

The above description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As the Company has not completed its review of possible candidates to replace Mr. Patterson, the Board of Directors appointed Timothy J. Cunningham, formerly the Company’s Vice President, Finance, as Interim Chief Financial Officer and Chief Accounting Officer effective as of June 2, 2008.  Prior to his appointment as Interim Chief Financial Officer and Chief Accounting Officer, Mr. Cunningham, age 54, served as Vice President, Finance, of the Company since April 2008.  Prior to joining the Company in March 2008, Mr. Cunningham served as chief financial officer of Pregis Corporation, a packaging solutions company, from May 2006 until September 2007, and served in a transitional role with Pregis until December 2007.  Prior to joining Pregis, Mr. Cunningham was a partner with Tatum, LLC, an executive and consulting services firm, from February 2005 to April 2006, where he served as the interim chief financial officer of a $1.4 billion division of a $12 billion food company.  From November 1999 though January 2005, he was with eLoyalty Corporation, an enterprise customer relationship management services and solutions company, serving most recently as vice president and chief financial officer.  Mr. Cunningham rejoined Tatum LLC in January 2008.  He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society, and has a Master of Business Management from Northwestern University, Kellogg Graduate School of Management, and a Bachelor of Business Administration from the University of Notre Dame.

Item 9.01(d).  Exhibits.

Exhibit 10.1    Separation Agreement and General Release dated May 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: June 5, 2008	By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Interim Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit	Description

10.1	Separation Agreement and General Release dated May 31, 2008